                              Commandant  2100 Second Street, S.W.
United States Coast Guard            Washington, DC 20593-0001
                       Staff Symbol: G-MSO-5
                       Phone: (202) 267-0225
                       Fax: (202) 267-4570
                       Email: mprescott@comdt.uscg.mil

                       16613
                       December 22, 2005

David Landry
Freeport-McMoRan Energy, L.L.C.
1615 Poydras Street
New Orleans, LA 70112

Dear Mr. Landry

I am writing to provide you with an update on the status of the Main Pass Energy Hub deepwater port license application. On August 26, 2005, the Coast Guard and the Maritime Administration advised you of our decision to suspend the application timeline based on the need for additional information to complete the Environmental Impact Statement (EIS) in accordance with the National Environmental Policy Act (NEPA) as required by the Deepwater Port Act (DWPA).

In addition to the information originally identified in our August 26 letter, we also requested that you provide a wetlands mitigation plan for the onshore pipelines so that we could incorporate it into the final EIS. Freeport-McMoRan Energy has diligently pursued the necessary information and as of December 16, 2005 we have received all of the requested material to complete the final EIS and proceed with the scheduling of final public hearings in the adjacent coastal states. This information is being analyzed for incorporation into an interim final EIS which we anticipate distributing to cooperating Federal agencies for final comment in early January. This will then enable preparation of the final EIS for release to the public. Unless unexpected issues are raised, we anticipate publication of the final EIS near the beginning of February.

To stay within the statutory timeline of the DWPA and to allow sufficient time for the public, state, and federal agency review prior to conducting public hearings in the Alabama, Mississippi and Louisiana, we anticipate lifting the timeline suspension upon publication of the final EIS. This will result in final public hearings before the end of February followed by the 45 day comment period for public/agency input and any action on the part of the Governors in the adjacent coastal states. After the 45 day comment period the Maritime Administration has up to 45 days to issue his Record of Decision. This should result in a decision by the end of May.

We appreciate Freeport-McMoRan’s efforts to meet the nation’s natural gas needs and your cooperation in the providing the information to satisfy the NEPA requirements of the deepwater port license application process. We also appreciate your consideration and patience to provide hurricane victims a better opportunity to participate in this final application comment period.

Sincerely,
/s/ M. A. Prescott
M.A. PRESCOTT
Chief, Deepwater Ports Standards Division
U.S. Coast Guard
By direction

Copy: Keith Lesnick, MARAD